Exhibit 99.1

                       CAM REPORTS 3RD QUARTER RESULTS

      RECORD 3RD QUARTER PRE-TAX EARNINGS ON DOUBLE IN X-CHARGE REVENUES

                      DECLARES $0.10 PER SHARE DIVIDEND

    FOUNTAIN VALLEY, Calif., Aug. 3 /PRNewswire-FirstCall/ -- CAM Commerce Solutions, Inc. (Nasdaq: CADA) reported pre-tax income for the three months ended June 30, 2005 increased 32% to $845,000 on $6.3 million in revenues, compared to $640,000 on $6.1 million in revenues for the quarter ended June 30, 2004 excluding the effect of change in accounting estimate for X-Charge payment processing revenues reported in the June quarter of fiscal 2004. Pre-tax income, excluding the effect of the change in accounting estimate, for the nine months ended June 30, 2005 increased 14% to $1.8 million on $18.3 million in revenues, compared to $1.6 million on $17.2 million in revenues for the same period of last year. In fiscal 2004, the Company made a change in accounting estimate for payment processing revenues (X-Charge), which resulted in $170,000 in additional revenue and $136,000 in additional pre-tax income for the quarter ended June 30, 2004. Payment processing revenues, excluding the additional revenue from the change in accounting estimate, doubled for the quarter and increased 88% for the nine months ended June 30, 2005, compared to the same periods ended June 30, 2004. The figures mentioned above for fiscal 2004 represent non-GAAP financial measures that excluded revenues and income that would not otherwise be excluded under GAAP. The differences in the two measures are reconciled in the table below.

    On a GAAP basis, revenues were flat at $6.3 million for the three months ended June 30, 2005 and 2004 and increased 5% to $18.3 million for the nine months ended June 30, 2005, compared to $17.4 million for the same period in 2004. Net income for the quarter ended June 30, 2005 was $504,000, or $0.13 per share, as compared to $721,000 for the June quarter of 2004, or $0.17 per share. Net income for the nine months ended June 30, 2005 decreased to $1.1 million, or $0.26 per share, compared to $1.6 million, or $0.41 per share, for the nine months ended June 30, 2004, as a result of a higher provision for federal income tax. In 2004, the Company did not have Federal income tax provision due to use of net loss carryforward and also benefited from a change in accounting estimate described above.

    Cash Increase

    As of June 30, 2005, the Company had $19.9 million in cash and marketable securities, or $5.20 per share based on shares outstanding at June 30, 2005, compared to $18.8 million at March 31, 2005, or $4.91 per share based on
shares outstanding at March 31, 2005.   The cash increase during the quarter
of $1.1 million was mostly generated from operations.

    X-Charge Performance

    During the quarter, the Company installed approximately 834 new X-Charge payment processing accounts as compared to 442 for the same period in 2004. As of June 30, 2005, the Company had over 4,500 live payment processing accounts, which is an increase of approximately 2,000 over the same period a year ago. The Company's payment processing portfolio currently represents approximately $1.5 billion in annual transaction volume.

    New Earnings Based Dividend

    The Company will be initiating an earnings based dividend distribution of profit to shareholders, beginning with the results of the June quarter. The Company has determined that its existing cash is more than sufficient to meet its foreseeable needs. As a result, the Board of Directors has declared a $0.10 per share dividend for shareholders. Record date for qualified shareholders will be announced in a future release. The decision to pay a dividend will be re-evaluated each quarter based on the earnings performance of the company and is subject to approval by the Board of Directors each quarter. The dividend will fluctuate based on earnings and will allow shareholders to participate in the success of the company directly.

    "In the June quarter, we experienced a significant increase in our backlog of system orders," said Geoff Knapp, CEO. "The June quarter was actually much better than the March quarter for system sales orders, as we received a substantial number of orders towards the end of the quarter. System sales are still very unpredictable but it feels like some of the changes we have made in sales and marketing are working as evidenced by the higher order levels, although some of this is to be expected based on seasonality. Another very positive sign during the quarter was the increasing number of i.STAR integrated web store sales. Nearly half of the larger new system sales we are seeing are retailers that are either ordering i.STAR with their system because an integrated web store is important to them or they plan to implement one in the future. Our i.STAR product is unique in the majority of our markets based on its one system approach for both brick and mortar and web retailing. This has become a major differentiating factor in the market for us and is a potential growth area on the system sales side."

    Mr. Knapp further stated, "Our X-Charge payment processing continued to be our bright spot with our year over year revenues during the quarter doubling over the prior year. We had a record quarter for new X-Charge installations and a record month in June with 304 new installations. We also brought on several new resellers during the quarter that completed the integration of our X-Charge software into their product and brought on their
first customer processing with us.    As a result of our continued progress
with X-Charge, even though we saw a shortfall in system shipments during the quarter, our overall results improved due to our mix of revenues. Our pre-tax profit margin rose to nearly 13%, which is a new record for the company. I believe this will continue to improve over the long term as X-Charge payment processing revenues continue to grow."

    "I am very pleased to be able to announce the introduction of our earnings based dividend policy. The Company has considerable cash reserves for our size and cash flow is very strong. We are in a position to return a meaningful percentage of our on-going profits to shareholders without any impact on the ability to grow the business. Although somewhat non-traditional as a dividend policy, I believe the earnings based component of the dividend will allow shareholders to participate to the greatest possible degree in the success of the company. I believe that while not for everyone, there is a segment of the investment community that this approach will strongly appeal to. As a result, we hope to be able to create a niche for ourselves within the investment community," said Geoff Knapp.

    Conference Call

    The Company will be holding a conference call to discuss the quarterly results. The conference call will take place at 4:15 p.m. Eastern Time, on Wednesday, August 3, 2005. Anyone interested in participating should call 877-297-4509 if calling within the United States or 973-409-9258 if calling internationally. There will be a playback available until August 10, 2005. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pin number 6253307 for the replay.

    Calculation of Cash and Marketable Securities Per Share

                                          JUNE 30         MARCH 31
                                            2005            2005
                                       -------------   -------------
                                        (Unaudited)     (Unaudited)
Cash and cash equivalents              $  16,272,000   $  16,994,000
Marketable available-for-
 sale securities                           3,669,000       1,792,000
Total cash and marketable
 securities (numerator)                $  19,941,000   $  18,786,000
Shares outstanding
 (denominator)                             3,834,000       3,825,000
Cash and marketable
 securities per share                  $        5.20   $        4.91

    Calculation of the Effect of Change in Accounting Estimate

                                     THREE MONTHS ENDED   NINE MONTHS ENDED
                                       JUNE 30, 2004        JUNE 30, 2004
                                     ------------------   -----------------
                                        (Unaudited)          (Unaudited)

Revenues                             $        6,272,000   $      17,372,000
Effect of change in
 accounting estimate                           (170,000)           (170,000)
Revenues without change in
 accounting estimate                 $        6,102,000   $      17,202,000

Income before provision for
 taxes                               $          776,000   $       1,692,000

Effect of change in
 accounting estimate                           (136,000)           (136,000)
Income before provision for
 taxes without change in
 accounting estimate                 $          640,000   $       1,556,000

    About CAM Commerce Solutions

    CAM Commerce Solutions provides total commerce solutions for traditional and web retailers that are based on the company's open architecture software products for inventory management, point of sale, sales transaction processing, accounting, and payment processing. These solutions often include hardware, installation, training, service, and payment processing services provided by the company. You can visit CAM Commerce Solutions at www.camcommerce.com.

    Important Information

    Certain statements made in this release, including those relating to the expectations of profitability and economic climates, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Words such as "will," "should," "believe," "expect," "anticipate," "outlook," "forecast," "optimistic," "feel," "potential," "continue," "intends," "goal," "plans," "estimates," "may," "seeks," "would," "future," "bright," "projected," and other similar expressions that predict or indicate future events or trends, or that are not statements of historical matters, identify forward-looking statements. Expectations concerning financial results for future quarters are not actual results and are based upon preliminary estimates, as well as certain assumptions management believes to be reasonable at this time. Investors should not rely upon forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from management's expectations, and the company does not undertake any duty to update forward-looking statements which speak only as of the date of this release. The performance of any one month or quarter may not be indicative of future performance, particularly given prevailing market and economic uncertainties. In addition to the factors set forth elsewhere in this release, the economic, competitive, technological, and other factors identified in CAM Commerce Solutions' filings with the Securities and Exchange Commission could affect the forward looking statements contained in this release.

                         CAM COMMERCE SOLUTIONS, INC.
                      CONDENSED STATEMENT OF OPERATIONS
                    (In thousands, except per share data)
                                 (Unaudited)

                                    THREE MONTHS ENDED      NINE MONTHS ENDED
                                  ---------------------   ---------------------
                                   JUNE 30      JUNE 30   JUNE 30      JUNE 30
                                     2005         2004      2005         2004
                                  ---------   ---------   ---------   ---------
REVENUES
  Net hardware, software and
   installation revenues          $   3,140   $   3,812   $   9,715   $  10,632
  Net service revenues                1,307       1,374       4,034       4,136
  Net payment processing
   revenues                           1,824       1,086       4,574       2,604
 Total net revenues                   6,271       6,272      18,323      17,372
COSTS AND EXPENSES
 Cost of hardware, software
  and installation revenues           1,581       1,899       4,995       5,228
 Cost of service revenues               548         503       1,599       1,521
 Cost of payment processing
  revenues                               81          51         330         134
Total cost of revenues                2,210       2,453       6,924       6,883
Selling, general and
 administrative expenses              2,978       2,743       8,850       7,911
Research and development
 expenses                               382         387       1,159       1,136
Interest income                        (143)        (87)       (379)       (250)
Total costs and expenses              5,427       5,496      16,554      15,680
Income before provisions for
 income taxes                           844         776       1,769       1,692
Provisions for income taxes             341          55         714         121
Net income                        $     503   $     721   $   1,055   $   1,571

Basic net income per share        $    0.13   $    0.20   $    0.28   $    0.45

Diluted net income per share      $    0.13   $    0.17   $    0.26   $    0.41

Shares used in computing
 net income per share basic           3,830       3,634       3,810       3,467

Shares used in computing
 diluted net income per share         3,982       4,124       4,020       3,850

                         CAM COMMERCE SOLUTIONS, INC.
                           CONDENSED BALANCE SHEETS
                    (In thousands, except per share data)

                                          JUNE 30     SEPTEMBER 30
                                           2005           2004
                                       ------------   ------------
                                        (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents             $     16,272   $     16,591
 Marketable available-for-
  sale securities                             3,669          1,109
 Accounts receivable, net                     1,942          1,919
 Inventories                                    362            361
 Deferred income taxes                        1,288          1,629
 Other current assets                           115            137
Total current assets                         23,648         21,746

Deferred income taxes                           880            780
Property and equipment, net                     636            639
Intangible assets, net                          506            679
Other assets                                     56             80
Total assets                           $     25,726   $     23,924

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                      $        462   $        550
 Accrued compensation and
  related expenses                            1,051          1,093
 Deferred service revenue
  and customer deposits                       1,812          1,628
 Other accrued liabilities                      335            357
 Total current liabilities                    3,660          3,628
Stockholders' equity:
 Common stock, $.001 par
  value; 12,000
  shares authorized, 3,834
  shares issued and
  outstanding at June 30,
  2005 and 3,754 at
  September 30, 2004                              4              4
 Capital in excess of par
  value                                      20,054         19,328
 Accumulated other
  comprehensive income (loss)                    (9)             2
 Retained earnings                            2,017            962
 Total stockholders' equity                  22,066         20,296
Total liabilities and
 stockholders' equity                  $     25,726   $     23,924

CONTACT:  Mathew Hayden, President, Hayden Communications, Inc.,
+1-858-704-5065, for CAM Commerce Solutions, Inc./
Web site:  http://www.camcommerce.com /